Exhibit 5.1

April 2, 2019

Barclays PLC

1 Churchill Place

London E14 5HP

Ladies and Gentlemen:

We have acted as special U.S. counsel to Barclays PLC, a public limited company incorporated under the law of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-223156) of $750,000,000 4.610% fixed-to-floating rate senior notes due 2023 (the “Securities”), to be issued under an indenture dated as of January 17, 2018 (the “Base Indenture”), among the Company, The Bank of New York Mellon, London Branch, as trustee and paying agent (the “Trustee”), and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (the “Registrar”), as supplemented by a third supplemental indenture dated as of November 15, 2018 (the “Third Supplemental Indenture”) and as further supplemented by a fourth supplemental indenture dated as of April 2, 2019 (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”), among the Company, the Trustee and the Registrar. The Securities will be consolidated and form a single series with the $1,750,000,000 aggregate principal amount of 4.610% fixed-to-floating rate senior notes due 2023 issued by the Company on November 15, 2018. Such registration statement, as amended as of its most recent effective date (March 28, 2019), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3, is herein called the “Registration Statement.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Base Indenture;

(c)	an executed copy of the Third Supplemental Indenture;

(d)	an executed copy of the Fourth Supplemental Indenture; and

(e)	a copy of the Securities in global registered form (the “Global Security”) as executed by the Company and authenticated by the Trustee.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, binding effect or enforceability of the waiver of set-off provisions set forth in Section 5.03(c) of the Base Indenture (and the corresponding provision in the Global Security), which are governed by English law.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by English law, we have relied on the opinion of Clifford Chance LLP dated April 2, 2019, as English counsel to the Company, which has been filed as Exhibit 5.2 to the Company’s Form 6-K dated April 2, 2019.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated March 28, 2019 relating to the Securities under the heading “Validity of Notes.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner

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